Boise Cascade Company	Exhibit 99.1
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact - Chris Forrey investor@bc.com	Media Contact - Amy Evans mediarelations@bc.com

For Immediate Release: November 3, 2025

Boise Cascade Company Reports Third Quarter 2025 Results

BOISE, Idaho - Boise Cascade Company ("Boise Cascade," the "Company," "we," or "our") (NYSE: BCC) today reported net income of $21.8 million, or $0.58 per share, on sales of $1.7 billion for the third quarter ended September 30, 2025, compared with net income of $91.0 million, or $2.33 per share, on sales of $1.7 billion for the third quarter ended September 30, 2024.

“In the face of subdued demand and commodity pricing headwinds, we were able to post good earnings for the third quarter of 2025,” said Nate Jorgensen, CEO. “We have great clarity on our business model, and the strength of our financial position and unwavering commitment to our core values enable Boise Cascade to remain focused on the execution of our strategic priorities. As we move through 2025 and into 2026, our two-step distribution model, in tandem with our market leading EWP and plywood franchises, will continue to deliver exceptional value to both our customers and vendor partners, providing reliable access to products, responsive service, and operational flexibility that are vital in dynamic markets.”

Third Quarter 2025 Highlights

	3Q 2025	3Q 2024	% change
	(in thousands, except per-share data and percentages)
Consolidated Results
Sales	$1,667,806	$1,713,724	(3)%
Net income	21,769	91,038	(76)%
Net income per common share - diluted	0.58	2.33	(75)%
Adjusted EBITDA [1]	74,381	154,480	(52)%
Segment Results
Wood Products sales	$396,401	$453,896	(13)%
Wood Products income (loss)	(12,055)	53,853	N/M
Wood Products EBITDA [1]	14,506	77,404	(81)%
Building Materials Distribution sales	1,556,150	1,567,466	(1)%
Building Materials Distribution income	54,286	74,821	(27)%
Building Materials Distribution EBITDA [1]	69,831	87,749	(20)%
1 For reconciliations of non-GAAP measures, see summary notes at the end of this press release.

September 2025 U.S. housing starts, as reported by the U.S. Census Bureau, have yet to be published. However, when comparing July 2025 and August 2025 housing starts to the same periods in 2024, total U.S. housing starts increased 2%, while single-family housing starts decreased 3%. On a year-to-date basis through August 2025, total U.S. housing starts increased 1%, while single-family housing starts decreased 5%, compared to the same period in 2024. Single-family housing starts are the key demand driver for our sales.

Wood Products

Wood Products' sales, including sales to Building Materials Distribution (BMD), decreased $57.5 million, or 13%, to $396.4 million for the three months ended September 30, 2025, from $453.9 million for the three months ended September 30, 2024. The decrease in sales was driven by lower sales prices and sales volumes for LVL and I-joists (collectively referred to as EWP), as well as lower plywood sales prices and sales volumes.

For the three months ended September 30, 2025, Wood Products' segment loss was $12.1 million compared to segment income of $53.9 million for the three months ended September 30, 2024. The decrease in segment income was due to lower EWP and plywood sales prices and sales volumes, as well as higher per-unit conversion costs.

Comparative average net selling prices and sales volume changes for EWP and plywood are as follows:

	3Q 2025 vs. 3Q 2024	3Q 2025 vs. 2Q 2025

Average Net Selling Prices
LVL	(13)%	(5)%
I-joists	(12)%	(6)%
Plywood	(2)%	(5)%
Sales Volumes
LVL	(7)%	(15)%
I-joists	(10)%	(15)%
Plywood	(1)%	9%

Building Materials Distribution

BMD's sales decreased $11.3 million, or 1%, to $1,556.2 million for the three months ended September 30, 2025, from $1,567.5 million for the three months ended September 30, 2024. Compared with the same quarter in the prior year, the decrease in sales was driven by a sales price decrease of 1%, as sales volumes were flat. By product line, commodity sales decreased 3%, general line product sales increased 6%, and EWP sales (substantially all of which are sourced through our Wood Products segment) decreased 11%.

BMD segment income decreased $20.5 million to $54.3 million for the three months ended September 30, 2025, from $74.8 million for the three months ended September 30, 2024. The decrease in segment income was driven by a gross margin decrease of $10.6 million, resulting primarily from decreased margins on commodity and EWP products, offset partially by increased margins on general line products. In addition, selling and distribution expenses and depreciation and amortization expense increased $7.8 million and $2.6 million, respectively.

Balance Sheet and Liquidity

Boise Cascade ended third quarter 2025 with $511.8 million of cash and cash equivalents and $395.2 million of undrawn committed bank line availability, for total available liquidity of $907.0 million. The Company had $450.0 million of outstanding debt at September 30, 2025.

Capital Allocation

We expect capital expenditures in 2025, excluding potential acquisition spending, to total approximately $230 million to $250 million. In addition, we expect capital expenditures in 2026, excluding potential acquisition spending, to total approximately $150 million to $170 million. These levels of capital expenditures could increase or decrease as a result of several factors, including efforts to further accelerate organic growth, exercise of lease purchase options, our financial results, future economic conditions, availability of engineering and construction resources, and timing and availability of equipment purchases.

For the nine months ended September 30, 2025, the Company paid $26.6 million in common stock dividends. On October 30, 2025, our board of directors declared a quarterly dividend of $0.22 per share on our common stock, payable on December 17, 2025, to stockholders of record on December 1, 2025.

For the nine months ended September 30, 2025, the Company paid $111.0 million for the repurchase of 1,128,752 shares of our common stock. In October 2025, the Company repurchased an additional 120,000 shares of our common stock at a cost of approximately $9 million. On October 30, 2025, our board of directors authorized the repurchase of up to $300.0 million of our outstanding common stock. This authorization replaced the prior repurchase authorization.

Outlook

Demand for the products we manufacture, as well as the products we purchase and distribute, is closely tied to new residential construction, residential repair-and-remodeling activity, and light commercial construction. Residential construction, particularly new single-family construction, remains a key driver of demand for the products we manufacture and distribute. During 2025, the housing market has been shaped by policy uncertainty, low consumer confidence, elevated interest rates, and affordability challenges for prospective homebuyers. Early industry projections for 2026 are consistent with 2025 housing start levels. Demand expectations are characterized by a cautious market in the first half of the year, with gradual improvement expected later in the year. This improvement is expected to be driven by the continuation of interest rate cuts and normalized homebuilder inventory levels. Near term demand will continue to be influenced by factors such as mortgage rates, home affordability, home equity levels, home sizes, new and existing home inventory levels, unemployment rates, and consumer confidence. However, long-term demand drivers for residential construction, including generational tailwinds and an undersupply of housing units, remain strong, while elevated levels of homeowner equity and an aging U.S. housing stock support robust repair-and-remodel spending and reinforce the industry’s solid fundamentals.

As a manufacturer of plywood, a commodity product, we remain subject to fluctuations in product pricing and input costs. Our distribution business, which purchases and resells a diverse range of products, experiences opportunities for increased sales and margins during periods of rising prices, while periods of declining prices may present challenges. Future product pricing, particularly for commodity products, is expected to remain dynamic, influenced by economic conditions, industry operating rates, supply disruptions, duties, tariffs, transportation constraints, inventory levels, and seasonal demand patterns. With seasonally slower activity expected in the fourth quarter, we anticipate taking capital project and maintenance-related downtime at certain of our manufacturing facilities, and may also take periodic market-related downtime across our manufacturing system in order to align production rates and inventory stocking positions with end market demand signals.

About Boise Cascade

Boise Cascade Company is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit the Company's website at www.bc.com.

Webcast and Conference Call

Boise Cascade will host a webcast and conference call to discuss third quarter earnings on Tuesday, November 4, 2025, at 11 a.m. Eastern.

To join the webcast, go to the Investors section of our website at www.bc.com/investors and select the Event Calendar link. Analysts and investors who wish to ask questions during the Q&A session can register for the call here.

The archived webcast will be available in the Investors section of Boise Cascade's website.

Use of Non-GAAP Financial Measures

We refer to the terms EBITDA, Adjusted EBITDA and Segment EBITDA in this earnings release and the accompanying Quarterly Statistical Information as supplemental measures of our performance and liquidity that are not required by or presented in accordance with generally accepted accounting principles in the United States (GAAP). We define EBITDA as income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. We also disclose Segment EBITDA, which is segment income (loss) before depreciation and amortization.

We believe EBITDA, Adjusted EBITDA and Segment EBITDA are meaningful measures because they present a transparent view of our recurring operating performance and allow management to readily view operating trends, perform analytical comparisons, and identify strategies to improve operating performance. We also believe EBITDA, Adjusted EBITDA and Segment EBITDA are useful to investors because they provide a means to evaluate the operating performance of our segments and our Company on an ongoing basis using criteria that are used by our management and because they are frequently used by investors and other interested parties when comparing companies in our industry that have different financing and capital structures and/or tax rates. EBITDA, Adjusted EBITDA and Segment EBITDA, however, are not measures of our liquidity or financial performance under GAAP and should not be considered as alternatives to net income, income from operations, or any other performance measure derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. The use of EBITDA, Adjusted EBITDA and Segment EBITDA instead of net income or segment income (loss) have limitations as analytical tools, including: the inability to determine profitability; the exclusion of interest expense, interest income, and associated significant cash requirements; and the exclusion of depreciation and amortization, which represent unavoidable operating costs. Management compensates for these limitations by relying on our GAAP results. Our measures of EBITDA, Adjusted EBITDA and Segment EBITDA are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. For a reconciliation of net income to EBITDA and Adjusted EBITDA and segment income (loss) to Segment EBITDA, please see the section titled, "Summary Notes to Consolidated Financial Statements and Segment Information" below.

Forward-Looking Statements

This press release contains statements concerning future events and expectations, including, without limitation, statements relating to our outlook. These statements constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "could," "estimates," "expects," "intends," “outlook,” "potential," "plans," "predicts," "preliminary," "projects," "targets," "may," "may result," or similar expressions, are not statements of historical facts and may be forward-looking. Forward-looking statements are not guarantees of future performance, involve estimates, assumptions, risks, and uncertainties, and may differ materially from actual results, performance, or outcomes. Factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include those factors set forth in Boise Cascade’s most recent Annual Report on Form 10-K, subsequent reports filed by Boise Cascade with the Securities and Exchange Commission (SEC), and the following important factors: the commodity nature of a portion of our products and their price movements, which are driven largely by general economic conditions, industry capacity and operating rates, industry cycles that affect supply and demand, and net import and export activity; the highly competitive nature of our industry; declines in demand for our products due to competing technologies or materials, as well as changes in building code provisions; disruptions to information systems used to process and store customer, employee, and vendor information, as well as the technology that manages our operations and other business processes; material disruptions and/or major equipment failure at our manufacturing facilities; declining demand for residual byproducts, particularly wood chips generated in our manufacturing operations; labor disruptions, shortages of skilled and technical labor, or increased labor costs; the need to successfully formulate and implement succession plans for key members of our management team; product shortages, loss of key suppliers, and our dependence on third-party suppliers and manufacturers; the cost and availability of third-party transportation services used to deliver the goods we manufacture and distribute, as well as our raw materials; cost and availability of raw materials, including wood fiber and glues and resins; our ability to execute our organic growth and acquisition strategies efficiently and effectively; failures or delays with new or existing technology systems and software platforms; our ability to successfully pursue our long-term growth strategy related to innovation and digital technology; concentration of our sales among a relatively small group of customers, as well as the financial condition and creditworthiness of our customers; impairment of our long-lived assets, goodwill, and/or intangible assets; substantial ongoing capital investment costs, including those associated with organic growth and acquisitions, and the difficulty in offsetting fixed costs related to those investments; our indebtedness, including the possibility that we may not generate sufficient cash flows from operations or that future borrowings may not be available in amounts sufficient to fulfill our debt obligations and fund other liquidity needs; restrictive covenants contained in our debt agreements; changes in foreign trade policy, including the imposition of tariffs; compliance with data privacy and security laws and regulations; the impacts of climate change and related legislative and regulatory responses intended to reduce climate change; cost of compliance with government regulations, in particular, environmental regulations; exposure to product liability, product warranty, casualty, construction defect, and other claims; and fluctuations in the market for our equity.

It is not possible to predict or identify all risks and uncertainties that might affect the accuracy of our forward-looking statements and, consequently, our descriptions of such risks and uncertainties should not be considered exhaustive. There is no guarantee that any of the events anticipated by these forward-looking statements will occur, and if any of the events do occur, there is no guarantee what effect they will have on the company's business, results of operations, cash flows, financial condition and future prospects. Forward-looking statements speak only as of the date they are made, and, except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise.

Boise Cascade Company
Consolidated Statements of Operations
(in thousands, except per-share data) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2025	September 30
	2025	2024		2025	2024

Sales	$1,667,806	$1,713,724	$1,740,114	$4,944,414	$5,156,814

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,404,311	1,375,719	1,441,459	4,121,953	4,123,838
Depreciation and amortization	42,378	36,861	37,409	116,908	107,078
Selling and distribution expenses	165,074	157,522	161,815	470,537	451,415
General and administrative expenses	25,763	26,172	26,470	77,230	77,232
Other (income) expense, net	(2,049)	94	(7,569)	(9,592)	(68)
	1,635,477	1,596,368	1,659,584	4,777,036	4,759,495

Income from operations	32,329	117,356	80,530	167,378	397,319

Foreign currency exchange gain (loss)	(293)	300	1,093	800	(103)
Pension expense (excluding service costs)	(33)	(37)	(32)	(98)	(111)
Interest expense	(5,327)	(6,082)	(5,183)	(15,822)	(18,257)
Interest income	4,181	10,168	4,623	14,314	31,308
Change in fair value of interest rate swaps	—	(866)	(435)	(925)	(1,573)
	(1,472)	3,483	66	(1,731)	11,264

Income before income taxes	30,857	120,839	80,596	165,647	408,583
Income tax provision	(9,088)	(29,801)	(18,611)	(41,545)	(101,129)
Net income	$21,769	$91,038	$61,985	$124,102	$307,454

Weighted average common shares outstanding:
Basic	37,385	38,848	37,682	37,692	39,286
Diluted	37,509	39,063	37,795	37,828	39,521

Net income per common share:
Basic	$0.58	$2.34	$1.64	$3.29	$7.83
Diluted	$0.58	$2.33	$1.64	$3.28	$7.78

Dividends declared per common share	$0.22	$5.21	$0.21	$0.64	$5.61

Wood Products Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2025	September 30
	2025	2024		2025	2024

Segment sales	$396,401	$453,896	$447,235	$1,259,481	$1,412,647

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	368,406	361,313	398,451	1,129,103	1,097,954
Depreciation and amortization	26,561	23,551	23,316	72,363	70,205
Selling and distribution expenses	10,287	10,587	11,004	31,894	32,252
General and administrative expenses	3,391	4,640	3,816	10,520	14,266
Other (income) expense, net	(189)	(48)	(3,328)	(4,029)	99
	408,456	400,043	433,259	1,239,851	1,214,776

Segment income (loss)	$(12,055)	$53,853	$13,976	$19,630	$197,871

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	92.9%	79.6%	89.1%	89.6%	77.7%
Depreciation and amortization	6.7%	5.2%	5.2%	5.7%	5.0%
Selling and distribution expenses	2.6%	2.3%	2.5%	2.5%	2.3%
General and administrative expenses	0.9%	1.0%	0.9%	0.8%	1.0%
Other (income) expense, net	—%	—%	(0.7)%	(0.3%)	—%
	103.0%	88.1%	96.9%	98.4%	86.0%

Segment income (loss)	(3.0%)	11.9%	3.1%	1.6%	14.0%

Building Materials Distribution Segment
Statements of Operations
(in thousands, except percentages) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2025	September 30
	2025	2024		2025	2024

Segment sales	$1,556,150	$1,567,466	$1,614,915	$4,578,181	$4,727,708

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	1,321,283	1,322,001	1,365,755	3,887,978	4,009,932
Depreciation and amortization	15,545	12,928	13,815	43,722	35,776
Selling and distribution expenses	154,841	146,994	150,865	438,805	419,324
General and administrative expenses	10,210	10,580	10,689	30,664	30,184
Other (income) expense, net	(15)	142	(4,242)	(3,724)	(192)
	1,501,864	1,492,645	1,536,882	4,397,445	4,495,024

Segment income	$54,286	$74,821	$78,033	$180,736	$232,684

	(percentage of sales)

Segment sales	100.0%	100.0%	100.0%	100.0%	100.0%

Costs and expenses
Materials, labor, and other operating expenses (excluding depreciation)	84.9%	84.3%	84.6%	84.9%	84.8%
Depreciation and amortization	1.0%	0.8%	0.9%	1.0%	0.8%
Selling and distribution expenses	10.0%	9.4%	9.3%	9.6%	8.9%
General and administrative expenses	0.7%	0.7%	0.7%	0.7%	0.6%
Other (income) expense, net	—%	—%	(0.3)%	(0.1)%	—%
	96.5%	95.2%	95.2%	96.1%	95.1%

Segment income	3.5%	4.8%	4.8%	3.9%	4.9%

Segment Information
(in thousands) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2025	September 30
	2025	2024		2025	2024
Segment sales
Wood Products	$396,401	$453,896	$447,235	$1,259,481	$1,412,647
Building Materials Distribution	1,556,150	1,567,466	1,614,915	4,578,181	4,727,708
Intersegment eliminations	(284,745)	(307,638)	(322,036)	(893,248)	(983,541)
Total net sales	$1,667,806	$1,713,724	$1,740,114	$4,944,414	$5,156,814

Segment income (loss)
Wood Products	$(12,055)	$53,853	$13,976	$19,630	$197,871
Building Materials Distribution	54,286	74,821	78,033	180,736	232,684
Total segment income	42,231	128,674	92,009	200,366	430,555
Unallocated corporate costs	(9,902)	(11,318)	(11,479)	(32,988)	(33,236)
Income from operations	$32,329	$117,356	$80,530	$167,378	$397,319

Segment EBITDA
Wood Products	$14,506	$77,404	$37,292	$91,993	$268,076
Building Materials Distribution	69,831	87,749	91,848	224,458	268,460

See accompanying summary notes to consolidated financial statements and segment information.

Boise Cascade Company
Consolidated Balance Sheets
(in thousands) (unaudited)

	September 30, 2025	December 31, 2024

ASSETS

Current
Cash and cash equivalents	$511,770	$713,260
Receivables
Trade, less allowances of $4,922 and $5,506	438,443	321,820
Related parties	221	173
Other	24,286	22,772
Inventories	844,358	803,296
Prepaid expenses and other	33,678	24,747
Total current assets	1,852,756	1,886,068

Property and equipment, net	1,129,593	1,047,083
Operating lease right-of-use assets	57,366	49,673
Finance lease right-of-use assets	12,236	22,128
Timber deposits	9,757	6,916
Goodwill	171,945	171,945
Intangible assets, net	157,771	173,027
Deferred income taxes	3,283	3,705
Other assets	7,304	8,838
Total assets	$3,402,011	$3,369,383

Boise Cascade Company
Consolidated Balance Sheets (continued)
(in thousands, except per-share data) (unaudited)

	September 30, 2025	December 31, 2024

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
Accounts payable
Trade	$354,399	$297,676
Related parties	2,117	1,315
Accrued liabilities
Compensation and benefits	104,688	127,415
Interest payable	5,300	9,957
Other	131,563	127,653
Total current liabilities	598,067	564,016

Debt
Long-term debt, net	445,145	446,167

Other
Compensation and benefits	38,679	42,006
Operating lease liabilities, net of current portion	51,381	43,174
Finance lease liabilities, net of current portion	15,915	26,883
Deferred income taxes	89,554	78,849
Other long-term liabilities	19,885	17,014
	215,414	207,926

Commitments and contingent liabilities

Stockholders' equity
Preferred stock, $0.01 par value per share; 50,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value per share; 300,000 shares authorized, 37,163 and 45,139 shares issued, respectively	371	451
Treasury stock, — and 6,956 shares at cost, respectively	—	(341,974)
Additional paid-in capital	569,169	565,041
Accumulated other comprehensive loss	(442)	(460)
Retained earnings	1,574,287	1,928,216
Total stockholders' equity	2,143,385	2,151,274
Total liabilities and stockholders' equity	$3,402,011	$3,369,383

Boise Cascade Company
Consolidated Statements of Cash Flows
(in thousands) (unaudited)

	Nine Months Ended September 30
	2025	2024
Cash provided by (used for) operations
Net income	$124,102	$307,454
Items in net income not using (providing) cash
Depreciation and amortization, including deferred financing costs and other	119,634	109,531
Stock-based compensation	10,068	11,668
Pension expense	98	111
Deferred income taxes	11,243	15,096
Change in fair value of interest rate swaps	925	1,573
Other	(11,336)	322
Decrease (increase) in working capital, net of acquisitions
Receivables	(111,725)	(51,192)
Inventories	(42,462)	(80,739)
Prepaid expenses and other	(7,336)	(6,697)
Accounts payable and accrued liabilities	38,693	44,547
Income taxes payable	(6,248)	(3,970)
Other	(2,524)	(3,952)
Net cash provided by operations	123,132	343,752

Cash provided by (used for) investment
Expenditures for property and equipment	(187,447)	(135,760)
Acquisitions of businesses and facilities, net of cash acquired	—	(5,581)
Proceeds from sales of assets and other	11,051	1,197
Net cash used for investment	(176,396)	(140,144)

Cash provided by (used for) financing
Borrowings of long-term debt, including revolving credit facility	50,000	—
Payments of long-term debt, including revolving credit facility	(50,000)	—
Treasury stock purchased	(112,702)	(158,509)
Dividends paid on common stock	(26,582)	(220,485)
Tax withholding payments on stock-based awards	(5,939)	(11,141)
Payments of deferring financing costs	(1,819)	—
Other	(1,184)	(1,448)
Net cash used for financing	(148,226)	(391,583)

Net decrease in cash and cash equivalents	(201,490)	(187,975)

Balance at beginning of the period	713,260	949,574

Balance at end of the period	$511,770	$761,599

Summary Notes to Consolidated Financial Statements and Segment Information
The Consolidated Statements of Operations, Segment Statements of Operations, Consolidated Balance Sheets, Consolidated Statements of Cash Flows, and Segment Information presented herein do not include the notes accompanying the Company's Consolidated Financial Statements and should be read in conjunction with the Company’s 2024 Form 10-K and the Company's other filings with the Securities and Exchange Commission. Net income for all periods presented involved estimates and accruals.
EBITDA represents income before interest (interest expense and interest income), income taxes, and depreciation and amortization. Additionally, we disclose Adjusted EBITDA, which further adjusts EBITDA to exclude the change in fair value of interest rate swaps. The following table reconciles net income to EBITDA and Adjusted EBITDA for the (i) three months ended September 30, 2025 and 2024, (ii) three months ended June 30, 2025, and (iii) nine months ended September 30, 2025 and 2024:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2025	September 30
	2025	2024		2025	2024
	(in thousands)
Net income	$21,769	$91,038	$61,985	$124,102	$307,454
Interest expense	5,327	6,082	5,183	15,822	18,257
Interest income	(4,181)	(10,168)	(4,623)	(14,314)	(31,308)
Income tax provision	9,088	29,801	18,611	41,545	101,129
Depreciation and amortization	42,378	36,861	37,409	116,908	107,078
EBITDA	74,381	153,614	118,565	284,063	502,610
Change in fair value of interest rate swaps	—	866	435	925	1,573
Adjusted EBITDA	$74,381	$154,480	$119,000	$284,988	$504,183

The following table reconciles segment income (loss) and unallocated corporate costs to Segment EBITDA, EBITDA and Adjusted EBITDA for the (i) three months ended September 30, 2025 and 2024, (ii) three months ended June 30, 2025, and (iii) nine months ended September 30, 2025 and 2024:

	Three Months Ended			Nine Months Ended
	September 30		June 30, 2025	September 30
	2025	2024		2025	2024
	(in thousands)
Wood Products
Segment income (loss)	$(12,055)	$53,853	$13,976	$19,630	$197,871
Depreciation and amortization	26,561	23,551	23,316	72,363	70,205
Segment EBITDA	$14,506	$77,404	$37,292	$91,993	$268,076

Building Materials Distribution
Segment income	$54,286	$74,821	$78,033	$180,736	$232,684
Depreciation and amortization	15,545	12,928	13,815	43,722	35,776
Segment EBITDA	$69,831	$87,749	$91,848	$224,458	$268,460

Corporate
Unallocated corporate costs	$(9,902)	$(11,318)	$(11,479)	$(32,988)	$(33,236)
Foreign currency exchange gain (loss)	(293)	300	1,093	800	(103)
Pension expense (excluding service costs)	(33)	(37)	(32)	(98)	(111)
Change in fair value of interest rate swaps	—	(866)	(435)	(925)	(1,573)
Depreciation and amortization	272	382	278	823	1,097
EBITDA	(9,956)	(11,539)	(10,575)	(32,388)	(33,926)
Change in fair value of interest rate swaps	—	866	435	925	1,573
Corporate Adjusted EBITDA	$(9,956)	$(10,673)	$(10,140)	$(31,463)	$(32,353)

Total Company Adjusted EBITDA	$74,381	$154,480	$119,000	$284,988	$504,183